Exhibit 10.7

AN2 THERAPEUTICS, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of or consultant to AN2 Therapeutics, Inc. (the “Company”) or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy for Board service upon and following the date of the underwriting agreement between the Company and the underwriters managing the initial public offering of the Company’s common stock (the “Common Stock”), pursuant to which the Common Stock is priced in such initial public offering (the “Effective Date”). An Eligible Director may decline all or any portion of their compensation by giving notice to the Company prior to the date cash may be paid or equity awards are to be granted, as the case may be. This policy is effective as of the Effective Date and may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.

Annual Cash Compensation

The annual cash compensation amount set forth below is payable to Eligible Directors in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal year, with the pro-rated amount paid for the first fiscal quarter in which the Eligible Director provides the service and regular full quarterly payments thereafter. All annual cash fees are vested upon payment.

1.	Annual Board Service Retainer:

a.	All Eligible Directors: $35,000

b.	Non-Employee Chair of the Board: $30,000 (in addition to (a) above)

2.	Annual Committee Chair Service Retainer:

a.	Chair of the Audit Committee: $15,000

b.	Chair of the Compensation Committee: $15,000

c.	Chair of the Nominating and Corporate Governance Committee: $8,000

3.	Annual Committee Member Service Retainer (not applicable to Committee Chairs):

a.	Member of the Audit Committee: $7,500

b.	Member of the Compensation Committee: $7,500

c.	Member of the Nominating and Corporate Governance Committee: $4,000

Equity Compensation

The equity compensation set forth below will be granted under the Company’s 2022 Equity Incentive Plan (the “Plan”), subject to the approval of the Plan by the Company’s stockholders.

1.

1.

Initial Grant: For each Eligible Director who is first elected or appointed to the Board following the Effective Date, on the date of such Eligible Director’s initial election or appointment to the Board (or, if such date is not a market trading day, the first market trading day thereafter), the Eligible Director will be automatically, and without further action by the Board or the Compensation Committee of the Board, granted a number of stock options (“Options”) with a grant-date value of $209,093 (the “Initial Grant”). The Initial Grant Options will vest in substantially equal monthly installments through the first three years following the date of grant, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through such vesting date.

2.

Annual Grants: On the date of each annual stockholder meeting of the Company held after the Effective Date, each Eligible Director who (x) has completed at least three months of Continuous Service as an Eligible Director as of the date of such annual stockholder meeting and (y) continues to serve as a non-employee member of the Board following such stockholder meeting will be automatically, and without further action by the Board or the Compensation Committee of the Board, granted Options with a grant-date value of $104,546 (the “Annual Grant”); provided, however, that with respect to an Eligible Director who received an Initial Grant at least three, but less than six, months prior to the annual stockholder meeting date, such Eligible Director will be granted Options with a grant-date value of $52,273. The Annual Grant Options will vest in full on the earlier of (x) the one-year anniversary of the date of grant or (y) the day prior to the date of the Company’s next annual stockholder meeting, subject to the Eligible Director’s Continuous Service through such vesting date.

3.

Accelerated Vesting. Notwithstanding the foregoing, each Initial Grant and each Annual Grant will vest in full upon a Change in Control (as defined in the Plan) prior to termination of such Eligible Director’s Continuous Service.

Expenses

The Company will reimburse Eligible Directors for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings; provided, that the Eligible Director timely submit to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.

2.